Exhibit 99.e

Consolidated Statements of Operations

The St. Paul Companies

Years ended December 31	2002	2001	2000
(In millions, except per share data)

Revenues
Premiums earned	$7,390	$7,296	$5,592
Net investment income	1,169	1,217	1,262
Asset management	397	374	370
Realized investment gains (losses)	(165)	(94)	632
Other	127	126	90
Total revenues	8,918	8,919	7,946
Expenses
Insurance losses and loss adjustment expenses	5,995	7,479	3,913
Policy acquisition expenses	1,563	1,589	1,396
Operating and administrative expenses	1,184	1,282	1,236
Total expenses	8,742	10,350	6,545
Income (loss) from continuing operations before income taxes	176	(1,431)	1,401
Income tax expense (benefit)	(73)	(422)	431

Income (loss) from continuing operations before cumulative effect of accounting change	249	(1,009)	970
Cumulative effect of accounting change, net of taxes	(6)	—	—
Income (loss) from continuing operations	243	(1,009)	970
Discontinued operations:
Operating income, net of taxes	—	19	43
Loss on disposal, net of taxes	(25)	(98)	(20)
Gain (loss) from discontinued operations	(25)	(79)	23
Net Income (Loss)	$218	$(1,088)	$993

Basic Earnings (Loss) Per Common Share
Income (loss) from continuing operations before cumulative effect	$1.09	$(4.84)	$4.39
Cumulative effect of accounting change, net of taxes	(0.03)	—	—
Gain (loss) from discontinued operations, net of taxes	(0.12)	(0.38)	0.11
Net Income (Loss)	$0.94	$(5.22)	$4.50

Diluted Earnings (Loss) Per Common Share
Income (loss) from continuing operations before cumulative effect	$1.06	$(4.84)	$4.14
Cumulative effect of accounting change, net of taxes	(0.03)	—	—
Gain (loss) from discontinued operations, net of taxes	(0.11)	(0.38)	0.10
Net Income (Loss)	$0.92	$(5.22)	$4.24

See notes to consolidated financial statements.